UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

June 5, 2009

Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Officer Nomination and Compensation Committee (the “ONC Committee”) of the Board of Directors of Modine Manufacturing Company (“Modine” or the “Company”) suspended the award of Performance Stock Awards under the Company’s long-term incentive compensation plan.  The ONC Committee determined that it could not set realistic targets for the next three fiscal years under the plan as structured because of the significant uncertainty in the economic climate.  In addition, the Performance Stock Awards, as they were structured through fiscal 2009, required the Company to accrue compensation expense that was significantly higher than the value of any award under the plans.  As a result, the ONC Committee resolved to eliminate any new grants of Performance Stock Awards during fiscal 2010 and to reevaluate the program in the coming year.  In lieu of the Performance Stock Award program during fiscal 2010, the ONC Committee made awards of restricted stock and grants of stock options to participants in the long-term incentive compensation plan in an amount up to 2.5% of the Company’s outstanding common stock.  The number of restricted stock awards will equal 20% of the awards and will vest equally over four years, as they do currently.  The number of shares subject to the grant of stock options will equal 80% of the awards granted to each participant.  One fourth of the stock option grant will vest each year starting on the date grant so that one fourth of the stock option award is immediately exercisable on the date of grant.  The grant date of the awards was June 9, 2009.

Prior to this change for fiscal 2010, the ONC Committee had used a monetary value for the award of long-term incentive compensation.  Given the Company’s relatively low stock price, the ONC Committee abandoned the monetary valuation for awards for fiscal 2010 and, instead, used share count as the reference for the amount of the awards.

In connection with the above-described actions, the ONC Committee made the following awards to the Company’s executive officers:

Name	Restricted Shares (#)	Shares Subject to Options (#)
Thomas A. Burke	35,118	140,472
Bradley C. Richardson	18,435	73,740
Klaus A. Feldmann	10,707	42,828
Thomas F. Marry	6,895	27,580
Margaret C. Kelsey	5,245	20,978
Scott L. Bowser	4,895	19,580

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ Thomas A. Burke
Thomas A. Burke President and Chief Executive Officer

By: /s/ Margaret C. Kelsey
Margaret C. Kelsey Vice President, Corporate Development and General Counsel and Secretary

Date: June 11, 2009

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